EXHIBIT 23.2

                                                               November 29, 2005

For
INKSURE TECHNOLOGIES INC.

Attn: Mr. Eyal Bigon, CFO

                                                               BY FAX 08-9365584

                    RE: INKSURE TECHNOLOGIES INC. - FORM SB-2

We hereby confirm our consent to use the name of this firm in connection with the Risk Factors under the headlines "Under current Israeli law, Inksure Ltd. may not be able to enforce covenants not to compete" (page10) and "Under Israeli Law, our stockholders may face difficulties in the enforcement of civil liabilities" from the word "However, subject to (16th line)..." through the end of the paragraph (page 10), of the form SB-2 filed by you with the U.S Securities and Exchange Commission.

                                                         Very truly yours,

                                                      Yossi Avraham, Arad & Co.